Exhibit 99.2

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Conference Call Transcript

AKRX - Q2 2009 Akorn, Inc. Earnings Conference Call

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Final Transcript
Conference Call Transcript AKRX — Q2 2009 Akorn, Inc. Earnings Conference Call Event Date/Time: Aug 11, 2009 / 02:00PM GMT THOMSON REUTERS

Final Transcript
Aug 11, 2009 / 02:00PM GMT, AKRX — Q2 2009 Akorn, Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Raj Rai
Akorn, Inc. — Interim CEO
Tim Dick
Akorn, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Scott Hirsch
Credit Suisse — Analyst
Ajit Nedungadi
TA Associates — Analyst
PRESENTATION

Operator
Good day and welcome to the Akorn Inc. conference call. Today’s call is being recorded. By now you should have received a copy of the press release issued by the Company this morning. If you have not received it, please call [Julie Richardson] at 847-279-6156 and it will be faxed to you promptly.
Please be advised, in keeping with SEC Regulation FD guidelines this call may also be accessed by webcast through Akorn’s website at www.Akorn.com. Any remarks that Akorn may make about future expectations, plans, and prospects for Akorn constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by those forward-looking statements.
Such forward-looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future and accordingly such results may differ from those expressed in any forward-looking statements made by us on our behalf. These risks and uncertainties and other important factors are discussed in Akorn’s annual report on Form 10-K for the year ended the December 31, 2008, which is on file with the SEC.
Akorn anticipates that subsequent events and developments may cause its estimates to change or it may elect to update these forward-looking statements at some point in the future. Akorn specifically disclaims any obligation to do so.
At this time for opening remarks and introductions I would like to turn the conference over to Interim CEO, Raj Rai.

Raj Rai - Akorn, Inc. — Interim CEO
Thank you. Good morning, everyone, and thank you for joining our second-quarter 2009 conference call and our first call for the new management team. Also joining me on the call are Tim Dick, our Chief Financial Officer; [Jill Bonacoursey], our legal counsel; and [Shawn Brijensen], our Vice President of New Business Development.
I will discuss the key highlights for the quarter and Tim will discuss our results in detail later in the call. The second-quarter results reflect the ongoing challenges the Company has faced and the subsequent turnaround efforts whereby the focus of the Company was to stabilize cash flow and rationalize costs.
The Company had cash flow challenges in the first quarter with limited borrowing capabilities that resulted in the Company failing to meet some financial obligations. Since that time we have made significant progress in resolving the cash flow issues in addition to navigating the business through a tough economic environment and a highly competitive generic pharmaceutical industry. Let me walk you through the steps we undertook in bringing the Company to stability.

Final Transcript
Aug 11, 2009 / 02:00PM GMT, AKRX — Q2 2009 Akorn, Inc. Earnings Conference Call
First and foremost, we renegotiated our vaccine manufacturer partner to convert our exclusive distribution relationship to a nonexclusive agreement. The original agreement had approximately $58 million in purchase commitments for the remaining duration of the contract, which was successfully negotiated out for an early contract termination fee of $4.75 million. We also agreed to make our past due payments of $5.75 million.
In the second quarter we paid $4.5 million against the combined liability of $10.5 million. We have agreed to pay $4.5 million in the third quarter and the remainder of $1.5 million will be paid in June of 2010. We currently remain an authorized distributor of the TD vaccine and are actively selling the product.
Second, EJ Funds, an affiliate of Dr. John Kapoor, who is the chairman of Akorn, purchased a line of credit from GE Capital which was frozen at $5.65 million. I am pleased to report that the Company was able to manage through the available (inaudible) while making payments of its past due obligations for the first quarter. I am also pleased to announce that we have reached an agreement with EJ Funds to increase the availability to $10 million predominantly to fund future growth.
Third, we initiated a company-wide analysis on expenses which resulted in an annualized savings of approximately $6 million thus far. We expect to realize a full impact starting the fourth quarter of this year with the majority being realized in the third quarter. The cost reductions include a reduction of approximately 7% of the workforce in addition to various reduction of other expenditures at the corporate level and the plants.
We have other initiatives in place that would further reduce our spending to improve efficiencies in manufacturing. We will continue to provide an update on that in the next quarterly conference call.
Fourth, after careful consideration we have realigned our salesforce based on two key customer targets — physicians and hospitals. Our inside salesforce compliments the field sales efforts by making customer calls in territories not covered by the field salesforce. We expect that this realignment coupled with new incentive plans that are in place that compensates the salesforce for high revenues and higher margin products and the launch of new products will positively impact future sales growth.
In addition, we initiated the relaunch of Akten. As you may know, we got the approval of this product last year and launched the product in the fourth quarter of 2008. The launch was not as effective as planned. The Company at that time miscalculated the market size and the sales channel. In the second quarter we took the following corrective actions to relaunch the product.
First, we addressed the pricing to various customer channels — physicians, group purchasing organizations, and distributors — to be competitive. Secondly, we launched a sampling program which is still continuing and is expected to be substantially complete by year end. Finally, we focused on optimizing the product manufacturing levels to match our demand forecast. This was done to reduce the supply chain inventories from historical levels.
We believe that this would reduce the product returns and lower our margins for the Company by the end of this year.
Let me spend some time on the plans we have for the remainder of this year. We feel that we have done a lot of work in reducing the cash burn in the Company and are now ready to focus on growth going into the second half of the year. As noted in our press release, we launched two injectable products in the second quarter through our joint venture subsidiary Akorn-Strides. We are also pleased with the launch and expect to build on the initial success that we have had thus far.
In addition we plan to launch three new products in the third quarter — namely Capastat, Ciprofloxacin, and Apraclonidine. As you may recall, we acquired Capastat from Eli Lilly in the second quarter. In addition, we expect to launch one or two new drugs in the fourth quarter.
We have received a number of new product approvals in 2009. Unfortunately, a number of these approvals received are after the patent expirations and as a result we have decided not to launch these products as the market conditions have changed and they are not conducive for a successful commercialization. We will evaluate the launch of more such products as the market conditions change and justifies the commercialization.
We currently have 16 NDA filings under review with FDA and expect to file at least five more NDAs before the end of this year. We are actively reviewing new drug development opportunities and plan to have about 40 to 50 new drugs in various stages of development by the end of 2009.

Final Transcript
Aug 11, 2009 / 02:00PM GMT, AKRX — Q2 2009 Akorn, Inc. Earnings Conference Call
All such drugs will be developed internally or through our existing and/or new partners, with strong emphasis on getting approvals prior to patent expirations and in therapeutic areas with high barriers to entry.
I feel in a short period of time we have accomplished a lot and have position the Company for growth. We have a diligent management team and a hard-working bench support that has sense of urgency and poised to execute on strategies to make Akorn successful with emphasis on regulatory compliance, high quality, and patient safety.
I will now turn the presentation to Tim who will review the financial highlights for the quarter. Tim?

Tim Dick - Akorn, Inc. — CFO
Thank you, Raj. Good morning. Total revenue for the second quarter 2009 was $16.3 million versus $21.2 million in the second quarter 2008, representing a decrease of approximately 23%. The revenue decrease was across all segments with the exception of contract manufacturing. TD vaccine revenue decreased $2.2 million or 22%, and ophthalmic and hospital drugs and injectables revenue decreased $2.8 million or 31% compared with the comparative prior-year period.
The year-over-year decrease in ophthalmic is primarily due to a $1.1 million adjustment in the product return reserve, a significant portion of that related to Akten for the reasons Raj spoke to earlier. The hospital drug and injectables decreased as a result of lower hospital antidote sales compared with a comparative prior-year period. In particular the 2008 recall of Becton Dickinson syringes used in our cyanide antidote kit has resulted in an additional $242,000 in our product returns reserve in the second quarter 2009, as well as a temporary downturn in our cyanide antidote kit sales cycle which we expect to reverse in the second half of 2009.
Contract manufacturing revenue was $2.2 million in Q2 versus $2.1 million in the comparative prior-year period. We do anticipate lower Q3 contract manufacturing revenue with fewer orders from two of our higher volume OTC customers directly attributable to the slowdown in retail sales. The Q4 launch of a new contract manufacturing customer should see us return to historical revenue levels.
During the second quarter of 2009 the Company recognized equity earnings totaling $128,000 from its investment in the Akorn-Strides joint venture and marketing fee revenue of $140,000 for its commission on sales of joint venture products. The joint venture recognized net sales of approximately $1.9 million during second quarter 2009. Joint venture sales increased $1 million over the first quarter 2009 as a result of our second-quarter 2009 launch of two new injectable drugs — Vancomycin and Tobramycin.
Gross profit for the second quarter 2009 was $1.7 million compared to $4.8 million in the second quarter 2008, a decrease of 65%. Decrease in second quarter 2009 gross profit over the comparative prior-year period is primarily due to the $1.3 million increase in our product returns reserve, lower sales of our more profitable antidote products, and a higher concentration of lower-margin contract manufacturing products. Gross margin for the second quarter 2009 was 10.2% versus 22.7% for the second quarter 2008.
Selling and general administrative expenses totaled $5.8 million in the second quarter 2009 including $500,000 in severance expense. This is down from $5.9 million in the comparative prior year period and from $7 million in the first quarter of 2009, and reflects a partial quarter’s impact of the cost control efforts Raj discussed in his opening remarks.
Research and development expense was $1.7 million in the second quarter 2009 versus $1.2 million in the comparative prior-year period. The $500,000 increase in R&D is mainly due to additional product development milestone fees.
Moving to other income and expense, the net of other income and expense items was an expense of $660,000 in Q2 2009 versus $170,000 in expense in the comparative prior-year period for a change of approximately $500,000. This is a result of interest expense in the subordinated debt with John N. Kapoor Trust, which was executed in Q3 of 2008, as well as the amortization of loan origination fees on the revolving line of credit with EJ Funds, the expense of marketing to market warrants issued in conjunction with the EJ Funds revolving line of credit and letter of credit with MBL, all partially offset by the equity income in the Akorn-Strides joint venture referred to earlier.
The Company’s net loss was approximately $7 million in the second quarter 2009 or a loss of $0.08 per fully diluted share versus a net loss of $2.8 million in the second quarter 2008 or $0.03 per fully diluted share. The June 30, 2009, fully diluted share count for the Company is 90.2 million shares.

Final Transcript
Aug 11, 2009 / 02:00PM GMT, AKRX — Q2 2009 Akorn, Inc. Earnings Conference Call
Moving on to the balance sheet. Second-quarter cash flow from operating activities was a use of $3.1 million. The revolving line of credit balance remained unchanged at $5.5 million compared to the quarter ended March 31, 2009, while the cash balance ended at $1 million on June 30, 2009, compared with $4.7 million on March 31, 2009. Strong first and second-quarter TD vaccine sales and corresponding cash collections resulted in improvements to the balance sheet with a $3.6 million reduction in a trade accounts receivable, a $5.1 million reduction in inventory, and a decrease of $7.5 million in trade accounts payable over the quarter ended March 31, 2009.
June 30, 2009, ending inventory was $24.6 million of which $9.7 million was TD vaccine, down 38% from our March 31, 2009, level.
Finally, the Company is finalizing amendments to the existing revolving line of credit with EJ Funds and subordinated debt with The John N. Kapoor Trust, the terms of which will be more fully described in the Company’s Form 10-K which will be filed by August 17. We anticipate an increase in our credit available in our revolving line of credit to $10 million to support our growth initiatives. The line of credit will continue to be covenant free. We also anticipate extending the term of the subordinated debt and reclassifying this debt from current to long-term liabilities.
Thanks you for your attention. We will now turn it back over to Raj.

Raj Rai - Akorn, Inc. — Interim CEO
Thanks, Tim. May I ask the operator to open the lines for questions please?
QUESTION AND ANSWER

Operator
(Operator Instructions) Scott Hirsch, Credit Suisse.

Scott Hirsch - Credit Suisse — Analyst
Good morning. Just I guess first off, what are the initial areas of growth investment you are looking to make? Is it in the vaccine area? Will it be in the ophthalmic or hospital injectable area? What are the key areas you are looking to put money towards now?

Raj Rai - Akorn, Inc. — Interim CEO
Good morning, Scott. This is Raj. Our focus in the investment is going to be in new product development in the areas of our core competency, which is ophthalmology and the hospital injectables.

Scott Hirsch - Credit Suisse — Analyst
Okay. Where do vaccines stand now from, I guess, a normalized run rate? I know that expectations have previously been set a little bit high. Is this quarter a good run rate going forward or are inventories in the channel quite full?

Raj Rai - Akorn, Inc. — Interim CEO
We will see peak and troughs to the sales as the (inaudible) product gets pulled out from the wholesale levels. But we expect that — I think our comfort zone is around 2 million doses of TD vaccines a year; that is what our run rate is.

Scott Hirsch - Credit Suisse — Analyst
Two million doses a year?

Final Transcript
Aug 11, 2009 / 02:00PM GMT, AKRX — Q2 2009 Akorn, Inc. Earnings Conference Call

Raj Rai - Akorn, Inc. — Interim CEO
Yes.

Scott Hirsch - Credit Suisse — Analyst
And is that aside from the government contract or does that include the government contract?

Raj Rai - Akorn, Inc. — Interim CEO
That includes the government contract.

Scott Hirsch - Credit Suisse — Analyst
And then I know you have mentioned before that Vanco is sort of a different priority now given the number of generic players, but curious if your version of oral Vanco is sort of the equivalent of both the active and inactive ingredients.

Raj Rai - Akorn, Inc. — Interim CEO
That is a correct statement that we have followed the Q1 and Q2, but at this time — obviously we will know when the product gets approved and then we are still waiting that.

Scott Hirsch - Credit Suisse — Analyst
So are you still positioned to participate in the opportunity?

Raj Rai - Akorn, Inc. — Interim CEO
Yes.

Scott Hirsch - Credit Suisse — Analyst
And then just to kind of go over some of the things that I think Tim said. So the $6 million in cost savings has started but it does not reflect in this quarter and will only partially reflect next quarter?

Tim Dick - Akorn, Inc. — CFO
No, no, no. It’s partially reflected in Q2.

Scott Hirsch - Credit Suisse — Analyst
Partially reflected in Q2?

Tim Dick - Akorn, Inc. — CFO
Right.

Final Transcript
Aug 11, 2009 / 02:00PM GMT, AKRX — Q2 2009 Akorn, Inc. Earnings Conference Call

Raj Rai - Akorn, Inc. — Interim CEO
The majority we will see in the third quarter and then we will see the full impact of it in the fourth quarter.

Scott Hirsch - Credit Suisse — Analyst
Okay. Then outside the $1.3 million reserve, gross margin was more in the 18% range. What is the right run rate going forward on gross margin given where capacities are in the plant?

Tim Dick - Akorn, Inc. — CFO
I think we see — when you look at ophthalmic in particular, obviously, the returns and returns related to Akten were a significant drive drag on the margins in Q2. We believe we are adequately reserved on that going forward so we would expect to see our ophthalmic margins returned to kind of their historical run rate with upside as we reduce our product return expense on a go-forward basis.
Hospital drugs, I would say the same thing. We have a down cycle in antidote sales. We have some special cause around cyanide kit in particular, but other antidotes were down as well. Those tend to — those can be somewhat lumpy sales because those products aren’t intended to be used except on an emergency basis so as whole lots expire you get reorders from the market. So, again, we expect in Q3, Q4 for those to return to their historical run rates and that is going to pull up the hospital drug and injectable margins.
Then from a contract manufacturing standpoint, we alluded to a new contract coming online in Q4. That is really going to replace a downturn that we also spoke to in Q3 which is on very low margin products. It’s actually coming out in Q3 so we will see it hit on the top line. It should actually benefit our margins in Q3, but then we will see the top line on contract manufacturing step back up in Q4 at a much healthier margin.

Scott Hirsch - Credit Suisse — Analyst
And how is Akten doing just qualitatively out there? Is it being accepted by docs or —?

Raj Rai - Akorn, Inc. — Interim CEO
Yes. Scott, as I have mentioned, we have gone through a complete relaunch process and we took multiple steps. The first step was to address sampling with the retinal specialists, the second step was to price it appropriately, and thirdly, in the third quarter we will be focusing on marketing heavily to the cataract surgery centers. And so I think coupled with the emphasis and the focus and the realignment of our salesforce we will continue to see an improvement in the sales.
I will just give you a perspective that in the second quarter we saw a 40% increase in the number of units that were sold for the first quarter as a result of our emphasis on Akten. So it’s going to be —

Scott Hirsch - Credit Suisse — Analyst
And then just lastly, I think in the press release you guys indicated that you expect the fourth quarter to be near or profitable or in that trajectory. Is there a sense that third quarter you have probably gotten through the restructuring and can potentially have sort of a breakeven run rate, and then fourth quarter starts to grow off of that with a new contract manufacturing revenue and the like?

Raj Rai - Akorn, Inc. — Interim CEO
Well, I think as we said in the press release we will see the impact of our actual run rate in sales and margins that will be realized in the fourth quarter. The third quarter is still — we have done pretty much most of the clean up that needed to be done in the second quarter. Now the focus is launching new products in the third quarter so that is going to definitely help us.
Look, the Company had a lot of problems. I think we did a lot in the second quarter, but the healing will take a little bit more time but we think we will recover in the fourth quarter.

Final Transcript
Aug 11, 2009 / 02:00PM GMT, AKRX — Q2 2009 Akorn, Inc. Earnings Conference Call

Scott Hirsch - Credit Suisse — Analyst
All right. Just real quickly, what is the pipeline project at you are most excited about?

Raj Rai - Akorn, Inc. — Interim CEO
What we are looking at is really our core competency and the competency of some of our partners. We are looking at the ophthalmic, we are looking at manufacturing of narcotics and scheduled drugs that we have a competency in, and then there are certain injectables and we are looking at injectables that are we are board specialized. We are building a nice franchise around antidotes, so we are going to loop in that area. Then certainly sort of build upon the antibiotics and antivirals that we have worked on in the past.

Scott Hirsch - Credit Suisse — Analyst
Okay, great. Thank you.

Operator
(Operator Instructions) Ajit Nedungadi, TA Associates.

Ajit Nedungadi - TA Associates — Analyst
Thank you. My question is around the JV opportunity in the Vancomycin space. Could you comment a little bit as to how that product is coming along and your view on sort of how big that opportunity could be for the business?

Raj Rai - Akorn, Inc. — Interim CEO
Sure. Ajit, we launched Vancomycin at the end of the second quarter and we feel quite pleased with the launch and things have gone as we had planned. There is enough demand for Vancomycin in the US and we will continue to move forward with increasing the sales of that product.
We do expect — we do have some capacity issues which our joint venture partner is working on, and we expect to see an increased capacity by the end of this year from Strides.

Ajit Nedungadi - TA Associates — Analyst
Have you given any indication, are you willing to give any indication of how big you see that opportunity as being in revenues to the JV?

Raj Rai - Akorn, Inc. — Interim CEO
No, we don’t comment on product-specific revenues, but obviously this product will become a significant portion of our revenues going forward.

Ajit Nedungadi - TA Associates — Analyst
Okay, thank you.

Operator
With no further questions, I will turn the call back over to Raj Rai for further comments and closing remarks.

Final Transcript
Aug 11, 2009 / 02:00PM GMT, AKRX — Q2 2009 Akorn, Inc. Earnings Conference Call

Raj Rai - Akorn, Inc. — Interim CEO
Thank you, everyone, for joining our call. I know this is again — was a tough quarter for the Company, but we have taken steps and measures to fix some of the issues. We would like to get back to you at the next conference call to give you more updates and we look forward to speaking to you again soon. Thank you.

Operator
This does conclude today’s Akorn Inc. conference call. We thank you for your participation.

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